Exhibit 21.1

SUBSIDIARIES OF ON DECK CAPITAL, INC.

Name	Jurisdiction
OnDeck Account Receivables Trust 2013-1 LLC	Delaware
OnDeck Asset Funding II LLC	Delaware
OnDeck Asset Securitization Trust II LLC	Delaware
OnDeck Funding Trust No. 2	Australia
On Deck Capital Australia PTY LTD (1)	Australia
On Deck Capital Canada, Inc.(2)	Canada
ODX, LLC	Delaware
Canada On Deck Asset Funding, LP(2)	Canada
Loan Assets of OnDeck, LLC	Delaware
Prime OnDeck Receivable Trust II, LLC	Delaware
Receivable Assets of OnDeck, LLC	Delaware

Except as noted, all subsidiaries are 100% owned.

(1) 55% owned.
(2) 58.5% owned.